Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in Prospectus Supplement No. 13 to Registration Statement No. 333-148414 of our report dated March 25, 2011, relating to the consolidated financial statements and related financial statement schedules of Behringer Harvard Multifamily REIT I, Inc. and subsidiaries and our report dated March 25, 2011, relating to the combined financial statements of Behringer Harvard Combined Ventures, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Dallas, Texas

March 28, 2011